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                                                                       EXHIBIT 5
                                 BRAUN & COMPANY
                           BARRISTERS AND SOLICITORS*



August 17, 2004



Board of Directors
Sound Revolution Inc.
3995 Graveley Street, Suite 507
Vancouver, BC V6C 3T4

Dear Sirs and Madams:

RE:        OPINION WITH RESPECT TO REGISTRATION STATEMENT ON FORM SB-2 FOR
           SOUND REVOLUTION INC.
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You have requested the opinion and consent of this law firm, with respect to the proposed issuance and public distribution of certain securities of Sound Revolution Inc. pursuant to the filing of a registration statement on Form SB-2 with the Securities and Exchange Commission.

The proposed offering and public distribution relates to up to 269,814 shares of Common Stock, $0.0001 par value, to be offered and sold to the public at a price of $0.20 per share. It is our opinion that the shares of Common Stock will, when issued in accordance with the terms and conditions set forth in the registration statement, be duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of Sound Revolution Inc. in accordance with the corporation laws of the State of Delaware.



Yours truly,


Thomas A. Braun





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702 - 777 Hornby Street                                     Tel:  (604) 605-0507
Vancouver, BC V6Z 1S2                                       Fax:  (604) 605-0508
**Also of the California Bar   * An Association of Professional Law Corporations